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Independent Auditor's Consent

We consent to the incorporation by reference in Registration Statements Nos. 33-19897, 33-31709, 33-63517, 33-63519 and 333-21389 of Reliance Group Holdings,
Inc. on Forms S-8 of our reports dated February 13, 1998, except as to notes 1 and 2 of the consolidated financial statements, as to which the date is February 27, 1998 and note 10 of the consolidated financial statements, as to which the date is March 5, 1998 (which reports express an unqualified opinion and include an explanatory paragraph relating to the adoption of Emerging Issues Task Force Issue No. 97-13, "Accounting for Costs Incurred in Connection with a Consulting Contract or an Internal Project That Combines Business Process Reengineering and Information Technology Transformation"), appearing in and incorporated by reference in the Annual Report on Form 10-K of Reliance Group Holdings, Inc. for the year ended December 31, 1997. We also consent to the use of Touche Ross, and statements with respect to Touche Ross, as appearing under the heading "Experts" in the Prospectuses which are part of Registration Statements Nos. 33-19897 and 33-31709.

Deloitte & Touche LLP
New York, New York
March 30, 1998